Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     As independent petroleum engineers, we hereby consent to the use of our name and to the reference to our report as of December 31, 2006 regarding estimated proved reserves and future net revenues related to the Partnership Properties in the Registration Statement on Form S-1 of Quest Energy Partners, L.P. as filed with the Securities and Exchange Commission on July 19, 2007.
/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers
Ft. Worth, Texas
July 19, 2007